EXHIBIT 99.1


NEWS RELEASE


               APA EXPANDS ITS ABERDEEN OPERATIONS TO SUPPORT APA
              CABLES & NETWORKS, INC., ITS WHOLLY OWNED SUBSIDIARY

The Company closes its Optics Manufacturing Operations while consolidating other business activities

Minneapolis, MN, January 13, 2004. APA OPTICS (Nasdaq: APAT) announced today that it has significantly expanded its Operations in Aberdeen, South Dakota to 38 persons, including contract labor, from 15 persons during September 2003 to take advantage of Aberdeen's relatively lower manufacturing costs in responding to the increasing demands of its APA Cables & Networks (APACN) products. The expansion has not affected the head count of the APACN operations in Plymouth, Minnesota. The Company plans to continue expansion of its Aberdeen operations as market conditions dictate to reduce its overall manufacturing costs, while maintaining APACN's operations in Plymouth.

In addition, the Company has discontinued its optics manufacturing, eliminating 5 positions at its facility in Blaine, MN. The Company has also consolidated its fiber optics communications activities in Blaine by eliminating 3 positions and retraining personnel in Aberdeen to support APACN operations. These actions will result in the Company taking a cumulative charge of approximately $200,000. These actions were necessary due mainly to continued low demand of Dense Wavelength Divisional Multiplexers (DWDMs), and significant downward price pressures caused by off-shore Asian suppliers for both optics and fiber optics products. The company will continue to source DWDMs and other components using its strategic off-shore partners, and to market these products as stand alone components as well as integrating them with APACN products. The Company will utilize the APACN sales force within the United States and APA manufacturing representatives outside the U.S. to market these products.

Blaine operations will now focus mainly on Gallium Nitride (GaN) technology and products, with a smaller group of persons supporting fiber optics activities. The Company believes that it will be able to aggressively pursue GaN Markets by dedicating most of its resources in Blaine, and utilizing GaN manufacturing facilities in Aberdeen.


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ABOUT APA OPTICS, INC.

     APA Optics, Inc. is a publicly traded company (Nasdaq:APAT). APA designs, develops, manufactures and markets advanced products for fiber optic communications, including dense wavelength division multiplexing (DWDM)
components and Gallium Nitride compound semiconductor-based ultraviolet detectors, instruments and consumer products. Additional information about APA is available at www.apaoptics.com.
                   -----------------

ABOUT APA CABLES AND NETWORKS, INC.
APA Cables & Networks provides cost effective, quick-turn, products to their diverse customer base. APACN develops, manufactures, and markets fiber and copper distribution products to deliver complete physical layer connectivity solutions in broadband and premise data networks to any aspect of service provider or premise data network customers. APA Cables & Networks is a fully owned subsidiary of APA Optics.




     Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation, delays in or increased costs of production, delays in or lower than anticipated sales of the Company's new products, the Company's ability to sell such products at a profitable price, the Company's ability to fund operations, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to update such statements to reflect actual events.



APA Optics, Inc. Contact Information:
-------------------------------------

Anil Jain
Chief Executive Officer
info@apaoptics.com
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763-784-4995


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